Exhibit 4.1 (a): Amendment and Restatement of Article III, Paragraph 3(I) (ratified by the stockholders on July 29, 1991):


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(I) Adjustments.  Adjustments to the options and the shares covered by the
Plan shall be made as follows:

	(i) Recapitalizations. The number of shares of Common Stock covered by the Plan, the number of shares and price per share of each outstanding option, and the number of shares subject to each outstanding option shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from: (1) a subdivision or consolidation of shares; (2) the payment of a stock dividend of more than 2%; or (3) any other increase or decrease of more than 2% in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company.

	(ii) Rights Offerings. In the event the Company shall issue rights, warrants or options to its shareholders on a pro rata basis entitling them to purchase shares of Class A or Class B Stock at a price less than fair market value of such Stock, the option price for outstanding options shall be proportionately reduced (and/or the number of shares subject to the option proportionately increased) to reflect as nearly as practicable the benefit that the option holder would have received had the option been exercised immediately prior to the record date for such rights, warrants or options.

	(iii) Reorganizations. If the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities to which a holder of the same number of shares would have been entitled.

	(iv) Changes in Control-Definition. A "Change in Control" shall be deemed to have occurred if:

		(1) there shall be consummated (a) any reorganization, consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or (b) any reorganization, consolidation or merger of the Company in which the Company is the continuing or surviving corporation and pursuant to which shares of the Company's Class A Stock would be converted into cash, securities or other property, or (c) any sale or other transfer of all or substantially all of the Company's assets (in one transaction or a series of related transactions);

		(2) the stockholders of the Company shall have approved a plan or proposal for the liquidation or dissolution of the Company;

		(3) there shall be consummated a sale to any person or group (as defined in the Securities Exchange Act of 1934) of Class A and/or Class B shares entitled to cast more than 50% of the total combined votes of all outstanding Class A and Class B Shares; or

		(4) the Board of Directors of the Company shall otherwise have determined that a Change in Control has otherwise occurred.

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	(v)  Changes in Control--Effect.  A Change in Control shall cause each outstanding option to terminate effective one hundred eighty days after the consummation thereof, unless any agreement relating to a Change in Control shall otherwise provide, except that agreements relating solely to a transaction described in subparagraph (iv)(3) may not terminate an outstanding option earlier than one hundred eighty days after the consummation thereof. Effective concurrently with the Change in Control and until termination of the option (whether or not such option is terminated by the Change in Control) each optionee shall have the right to exercise his option in whole or in part without regard to any limitations on exercisability and such option shall be considered fully vested.

	(vi) Committee's Authority. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments may be made by the Committee, whose good faith action shall be conclusive.

	(vii) Application. The provisions of this amended and restated Paragraph 3(I) shall apply to all options outstanding under the 1986 Stock Option Plan, regardless of when granted and whether or not any applicable Stock Option Agreement is amended to correspond hereto.